Exhibit 28(i)(2)

June 20, 2017

Gabelli NextShares Trust

One Corporate Center

Rye, New York 10580-1422

Ladies and Gentlemen:

We have acted as counsel to Gabelli NextShares Trust, a Delaware statutory trust (the “Trust”), in connection with the Trust’s Post-Effective Amendment No. 3 to its Registration Statement filed on Form N-1A with the Securities and Exchange Commission (the “Registration Statement”) relating to the issuance by the Trust of an indefinite number of shares of beneficial interest with no par value (the “Shares”) with respect to the Gabelli RBI NextShares and Gabelli Small Cap Growth NextShares, each a series of the Trust (each, a “Fund” and together the “Funds”).

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

(a)       the Trust’s Amended and Restated Declaration of Trust (the “Declaration of Trust”) certified to us by an officer of the Trust as being true and complete on the date hereof;

(b)       By-Laws of the Trust, certified to us by an officer of the Trust as being true and complete on the date hereof;

(c)       the Trust’s Certificate of Trust and amendment to the Certificate of Trust, certified to us by an officer of the Trust as being the true and complete on the date hereof;

(d)       resolutions of the Trust’s Board of Trustees adopted by the Board on February 22, 2017 with regard to the establishment and designation of the following two series of the Trust: the Gabelli Small Cap Growth NextShares and the Gabelli RBI NextShares and the issuance of shares of beneficial interest in such series, certified to us by an officer of the Trust as being true and complete and in effect on the date hereof; and

June 20, 2017

(e)       the Registration Statement.

We have relied without independent investigation upon the opinion dated the date hereof of Richards, Layton & Finger, P.A., delivered to the Trust with respect to the questions of law of the State of Delaware. We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not hold ourselves out as experts in or express any opinion as to the laws of other states or jurisdictions except as to matters of federal law.

Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be sold for consideration at their net asset value on the date of their issuance in accordance with statements in the Registration Statement and in accordance with the Declaration of Trust, (ii) all consideration for the Shares issued by the Trust will be actually received by the Trust, and (iii) all applicable securities laws will be complied with and the Registration Statement with respect to the offering of Shares will be effective, then it is our opinion that, when issued and sold by the Trust, the Shares will be legally issued, fully paid and nonassessable by the Trust.

This opinion is rendered solely for the benefit of the Trust and its shareholders in connection with the Registration Statement on Form N-1A with respect to the Trust and may not be otherwise quoted or relied upon by any other person, firm, corporation or other entity, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

We hereby consent to (i) the reference of our firm as Legal Counsel in the Registration Statement and (ii) the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Paul Hastings LLP

PAUL HASTINGS LLP